Exhibit 99.1

FINAL TRANSCRIPT

Conference Call Transcript

AMCC - Q2 2007 Applied Micro Circuits Corporation Earnings Conference Call

Event Date/Time: Nov. 09. 2006 / 2:00PM PT

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FINAL TRANSCRIPT

Nov. 09. 2006 / 2:00PM PT, AMCC - Q2 2007 Applied Micro Circuits Corporation Earnings Conference Call

CORPORATE PARTICIPANTS

Scott Dawson

Applied Micro Circuits Corporation - IR

Bob Gargus

Applied Micro Circuits Corporation - SVP and CFO

Kambiz Hooshmand

Applied Micro Circuits Corporation - President, CEO and Director

CONFERENCE CALL PARTICIPANTS

Allan Mishan

CIBC World Markets - Analyst

Seogju Lee

Goldman Sachs - Analyst

Chris Zeff

SAC Capital - Analyst

Harlan Sur

Morgan Stanley Dean Witter - Analyst

PRESENTATION

Operator

Good day, everyone, and welcome to the AMCC’s second-quarter fiscal year financial results conference call. Today’s call is being recorded. I will now turn the call over to Mr. Scott Dawson for opening comments and introductions. Please go ahead, sir.

Scott Dawson - Applied Micro Circuits Corporation - IR

Good afternoon, everyone, and thank you for joining today’s conference call. On the call today are Kambiz Hooshmand, our President and CEO; Bob Gargus, Senior Vice President and CFO; Daryn Lau, General Manager of our Integrated Communications Products business; and Barbara Murphy, General Manager of our Storage business.

Before turning the call over to Kambiz, I want to remind you that the forward-looking statements discussed on this call, including guidance that we will provide on revenue, non-GAAP gross margin, non-GAAP operating expense and certain other financial targets, are based on the limited information available to us today. That information is likely to change. There are numerous risks and uncertainties that affect our business and may affect these forward-looking statements, including product demand, product development and introductions, design wins, manufacturing, the impact of workforce reductions and the integration of new or moved operations; risks relating to macroeconomic conditions; markets; and other risks that are set forth in our SEC filings, including our Form 10-K for the year ended March 31, 2005 and our last Form 10-Q filed on February 9, 2006 and various other SEC filings. Our actual results may differ materially from these forward-looking statements. AMCC assumes no obligation and does not intend to update forward-looking statements made on this call.

I want to point out that AMCC has several analysts that cover the stock and this creates a range of variability relative to the Street financial models. When we say Street estimates, we mean the consensus of all of the analysts’ models and not necessarily the guidance that was given by the Company.

Before turning the call over to Kambiz, Bob is going to provide you with an update on the status of our audit committee stock option review and then on our NASDAQ listing status. Bob?

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FINAL TRANSCRIPT

Nov. 09. 2006 / 2:00PM PT, AMCC - Q2 2007 Applied Micro Circuits Corporation Earnings Conference Call

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

Thanks, Scott. The Company’s review of stock option matters remains open. The Company, in conjunction with its external auditors, has decided to consult with the SEC on three specific items before finalizing and closing its investigation. These three matters have been submitted to the SEC and the Company is awaiting a review of these items by the SEC. Unfortunately, there’s no definitive timetable for the SEC to complete its review. As you know, when we missed our deadline for filing our 10-K, we received a notice of delisting from NASDAQ. We requested and were granted a hearing before a NASDAQ listing qualifications panel. Following the hearing and in light of the pending SEC review, we requested and received an extension until December 21, 2006. Until the Company is current in its filings, it remains limited in the level and types of financial results it can discuss. As such, this call will primarily focus on business trends, products, and revenues. In other words, we’re not at liberty to discuss all the items that make up our overall P&L. With that, I will turn the call over to Kambiz.

Kambiz Hooshmand - Applied Micro Circuits Corporation - President, CEO and Director

Thanks, Bob, and good afternoon, everyone. This was another excellent quarter for AMCC. We continue to execute according to our stated goals in every part of our business. Let’s start with the revenue highlights.

Overall revenues were $76.4 million, up 9.6% sequentially from the prior quarter and up 17.6% from the same quarter a year ago. Q2 revenues included $2.1 million from the Quake Technologies acquisition, which closed August 25th of this year. This was slightly better than our guidance of $2 million. Excluding Quake, AMCC revenues grew 6.6% sequentially, above the midpoint of our guidance. Also excluding Quake, AMCC revenues grew 14.5% year over year. As we guided previously, non-focus revenue declined substantially from $12.3 million to $10.3 million., a 16.2% sequential drop. We achieved our top-line growth numbers despite this drop in non-focus revenues.

I will now discuss the details of our focused businesses, starting with process. Process revenues consist of revenues from our packet processors and PowerPC technologies. Process revenues grew 9% sequentially and were up 42% from the same period a year ago. Sales of the 3450 packet processor series continued to grow nicely in the second quarter. This product line is designed into a number of tier 1 applications for wireless LAN switching and metro Ethernet access platforms. The end markets continue to grow for these applications and we have solid design wins.

In the PowerPC area, the 440 product line continues to ramp strongly, while the 405 product line is seeing strong demand from existing design wins and many new ones.

PowerPC design wins are strong in all of our target markets. In wireless infrastructure, our design win traction is accelerating in applications such as wideband CDMA, 3G base stations and digital radio systems for the Department of Defense utilizing 440GX.

In the wireless LAN area, we continue to be the market leader in the enterprise class access points and are seeing solid design wins across almost all available platforms. Last quarter, AMCC announced the availability of the 440SPe storage processors at 800 MHz with PCI Express interfaces.

AMCC has been enjoying extremely strong design wins with the PCI-X 440SP. The introduction of SPe will further accelerate our prospects in this area. Our storage processors can potentially contribute to very significant revenue growth for AMCC in the next two to three years.

We are also winning designs in many other markets. For example, we are enjoying many new designs in solid ink color printing systems with our 405 family from U.S. and Japanese manufacturers.

Turning to transport, quarterly revenues grew 42% sequentially to a total of $18.5 million. Excluding Quake, transport revenues were $16.4 million, a very strong rebound from the $13 million recorded in the prior quarter. As we stated before, Q1 was down slightly versus Q4 because of supply constraints. These have now been resolved.

AMCC’s transport products are focused on the growing need for high-speed optical networks that carry the ever-increasing Internet bandwidth. Internet bandwidth has been increasing 50% to 100% per year and is expected to accelerate significantly with the deployment of triple play services. Our products are focused on forward error correction, Ethernet over SONET mappers, and a leading array of SONET-Phys. Our products are designed into almost every tier 1 supplier and deployed into major telecom networks.

In the second quarter, sales of our SONET-Phys grew over 30% sequentially with the higher speed Phys experiencing even faster growth.

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Nov. 09. 2006 / 2:00PM PT, AMCC - Q2 2007 Applied Micro Circuits Corporation Earnings Conference Call

Our FEC products continue to see strong growth and grew 30% sequentially.

The long term trend for our transport business is solid. Many of our key competitors are de-focusing and divesting in this space. This creates an excellent opportunity for us to increase our market share. For example, just this past quarter, we saw one of our biggest transport competitors announce the divestiture of their telecom business.

Quake’s 10GE Phys are now part of our transport product line. We will continue to break out Quake’s revenues through the end of this fiscal year to provide insight into the organic business. As we mentioned during our last conference call, we are extremely excited about the opportunity Quake brings to AMCC. We believe that the enterprise market, starting with the data center is about to transition from GigE to 10 GigE. The 10 GigE Phy port shipments, according to Dell’Oro, will experience a 17 fold increase over the next five years. According to IDC, market revenues associated with the 10 GigE silicon including the Phy and switches are expected to be $340 million in 2010. We plan to be a major solution provider in the 10 GigE market.

Further enhancing our opportunities, there’s also a major proliferation of 10 GigE into carrier networks. We are extremely well positioned to take advantage of those coming trends.

Now turning our attention to storage. Storage focus revenues were $12.2 million, a sequential increase of 2% quarter-over-quarter. In late September we announced our first product designs for the Apple market. The 3ware Sidecar provides a very exciting new market opportunity for AMCC as it is the only RAID solution that meets the performance, capacity expansion and full tolerance required by professional Macintosh users.

This quarter, we received confirmation that AMCC led the market in SATA RAID controllers sold to the distribution channel with almost 1.5 times the unit share of Adaptec and 4 times the unit share of LSI Logic. In addition, according to the Gartner market share report, AMCC was the clear leader in the high port count, high value end of the SATA RAID market.

To sum up our quarter, we continue to deliver what we say and drive towards our stated 20/20 goal. We have very strong sequential growth. We continue to accelerate our design wins in all of our target markets and product categories. We are very pleased with our regeneration efforts at AMCC. Later in this call, I will address how much we have improved customer intimacy and the benefits we see there.

With that, let’s have Bob go into our second-quarter financial results. Bob?

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

Thanks, Kambiz. AMCC is on a March fiscal year end, so the quarter that ended September 30, 2006 was the second quarter of our fiscal 2007 year. As Kambiz mentioned, second quarter net revenues were $76.4 million. Including Quake, total focus revenues were $66.1 million for the second quarter, up $8.7 million or 14.5% sequentially. Excluding Quake, focus revenues were up $6.6 million up 10.6% sequentially. Non-focus revenues were $10.3 million and as expected, decreased approximately 16% sequentially. Our current projections for non-focus revenues are that they will decline approximately 10% sequentially and that this decline has been factored into our guidance.

In the September quarter, sales in North America accounted for 51% of total revenue. Sales to Europe contributed 18%, and sales to Asia contributed 31%. We had one customer, Nortel, that represented approximately 11% of revenues in the September quarter.

In terms of the P&L trends, let’s start with our non-GAAP gross margin. Our areas of growth, such as PowerPC, continue to put downward pressure on our gross margins as a percent of revenue. We have previously guided to 60% gross margins being a good target for the second through fourth quarters of this year. We believe this number, give or take half a point or 50 basis points, continues to be an appropriate guidance figure. As you know, last quarter, we were not able to provide our non-GAAP operating expenses and today we’re still in a position where we cannot provide specifics in this area.

I can tell you that fiscal Q2 non-GAAP operating expenses were $2.1 million higher than in fiscal Q1, and that $1.1 million of this increase is attributable to the Quake acquisition and that $0.5 million of this increase is attributable to increased stock investigation costs. Recall that in our last conference call, we told you that our fiscal Q1 stock option investigation costs were $0.6 million, so in total, our fiscal Q2 stock option investigation costs were $1.1 million. The balance of the increase and our Q2 non-GAAP operating expenses is attributable to a variety of factors, including higher commissions.

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Nov. 09. 2006 / 2:00PM PT, AMCC - Q2 2007 Applied Micro Circuits Corporation Earnings Conference Call

In terms of guidance for non-GAAP operating expenses, we would point out that we established a goal to improve our non-GAAP operating income as a percent of revenue each quarter in such a way as to exit the year at around 10 to 11% after averaging less than a third of this last year. We remain focused on achieving this goal and have implemented a sharing program, whereby a portion of the achievement in excess of our goals will be reinvested in the business to accelerate top-line growth.

Simply put, this means that $1.00 of every $2.00 that we exceed our gross margin goals will be reinvested into operating expenses to help accelerate top-line growth. The other $1.00 will go to the bottom line to improve overall profitability in dollars and as a percentage of revenue. Again, all this is and will be conditional upon achieving our 10% to 11% non-GAAP operating margin goal exiting this fiscal year and the corresponding 16% to 17% goal for exiting FY ‘08.

Additionally, the December quarter will be our first quarter where Quake is included for the full quarter. As such, we would project operating expenses to increase $2 to $2.5 million sequentially from the September quarter.

Within this, we are estimating that the investigation costs will be between $0.5 and $1.0 million overall.

Net interest and other income was $3.3 million, the same as last quarter. We expect third-quarter net interest income of approximately $2.9 million, reflecting lower balances of cash and short-term investments following the Quake acquisition. Our tax rate for the second quarter was 3%, and we expect the tax rate to remain at this level throughout the fiscal year 2008. We used approximately 282.6 million shares in our diluted EPS calculation for the second quarter. You should assume a range of between 280 and 285 million shares for diluted EPS modeling purposes in the December quarter.

Next I will address the balance sheet as of September 30. Our cash and short-term investments were approximately $266 million at quarter end, down approximately $70.3 million from the prior quarter. This decrease is primarily the net result of $72 million used to close the Quake acquisition. Our working capital is in excess of $285 million and we have no long-term debt.

Our DSO was 44 days at quarter end compared to 40 days for the prior quarter. DSO was 42 days excluding the impact of the Quake acquisition. The Quake acquisition added to our DSO since there was only — or only approximately one month of Quake sales in the computation. We expect DSO to range from 40 to 45 days going forward.

Net inventories were $34.1 million, up approximately $7.8 million from the prior quarter and non-GAAP net inventory turns were 3.6 compared to our goal of approximately 5. $2.9 million of this increase is attributable to acquiring the net book value of Quake’s inventory combined with having to write up the inventory acquired in the Quake acquisition to fair market value as required by GAAP. When we sell this inventory we will incur the expense of writing off this asset for GAAP purposes but not for purposes of our non-GAAP presentation.

The balance of this increase in inventories of $4.9 million is attributable to an overresponse to our supply constraints. We’re not pleased with this, and have taken strong corrective actions to bring this back under control over the next couple of quarters.

AMCC has a stock repurchase program authorized by the Board of Directors. We did not make any open market purchases or enter into any structured stock transactions in the second quarter. At the end of the first quarter, we had one $5 million structured stock repurchase agreement that subsequently settled in July with the acquisition of approximately 1.5 million shares.

Capital expenditures were $2.6 million for the second quarter and capital depreciation was $2.2 million.

That concludes my remarks. I will now turn the call back to Kambiz for a discussion of the third-quarter outlook and closing comments.

Kambiz Hooshmand - Applied Micro Circuits Corporation - President, CEO and Director

Thanks, Bob. Now for the recap and guidance in terms of the December quarter. About a year ago we introduced our investors to the 20/20 plan — 20% top-line growth and 20% pretax profit. We also stated we would accomplish this by March 2008. At the time and given our execution history, I am sure this was met with a healthy dose of skepticism.

Clearly we had a great quarter when you take into account that our non-focus revenues declined 16% sequentially. We continue to meticulously execute to our 20/20 plan.

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Nov. 09. 2006 / 2:00PM PT, AMCC - Q2 2007 Applied Micro Circuits Corporation Earnings Conference Call

But that is not all — we continue to gain strong design win traction and our share of design wins indicates that we are significantly ahead of what our current market share numbers reflect in process and transport. Our competition is de-focusing just when our focus is at its sharpest. Our storage focus on serial technologies SAS and SATA have propelled us into the number one spot, and we will continue to grow as SAS and SATA and Internet [attached] mass storage applications grow.

We have also raised our customer intimacy to a new level. Wherever I go visiting key customers, I hear glowing, positive feedback. We are winning the design engineers’ mind share and gaining thought leadership, while supporting our customers the best ever. As you know by now, we won the Supplier of the Year award at Tellabs. This is emblematic of our improving customer relationships everywhere. Customers who previously had no interest in AMCC are now actively pushing AMCC designs. This has a material positive impact on our long-term growth.

And while this has been going on, we have made steady progress quarter to quarter with our non-GAAP operating margin as a percentage of revenue. Unfortunately, we are not at Liberty to say what the numbers are for the first and second quarters, but we can state that we believe that this metric has improved sequentially in both the first and second quarters and that we continue to track to our goal of exiting this fiscal year at a 10% to 11% run rate.

It does take time for actions related to growth and profitability to take route. Despite this, we laid out and communicated an aggressive plan for restoring growth and profitability. Today, we are a company experiencing a year-to-year top-line growth of approximately 18% last quarter and projected to grow in excess of 20% year-over-year in the upcoming December quarter. Let me also point out that this is our sixth consecutive quarter of delivering to the plan.

Turning to revenue guidance by the December quarter, it has become clear to us in the last few weeks that throughout the supply chain there is an inventory correction in progress and that the supply constraints experienced in the June quarter contributed to this build up. We have also seen the majority of our competitors lower their guidance and indicate that the market was softening. This has carried over to us seeing some push-outs of orders in our backlog. We are therefore lowering our revenue guidance slightly.

In mid-September, we communicated that we expected December revenues to grow 6% to 10% sequentially. We then delivered stronger revenues in September than what was expected. And this would mathematically lower the guidance points by 1 point to a 5% to 9% level. Based on the push-out and the general market weakening, we are now lowering our guidance to a range of 2% to 7%.

A final point is that our full-year revenues, excluding Quake, have increased by greater than $10 million from the original Street estimates at the start of the year.

In closing, we are very satisfied with the steady financial progress we are making and it is demonstrative that our product strategy and our focus is showing rewards in the form of improved growth. We continue to execute and do what we say we are going to do.

With that, I will turn it over to Scott. Scott?

Scott Dawson - Applied Micro Circuits Corporation - IR

Thank you, Kambiz. This concludes our formal remarks. Operator, please provide instructions to our listeners for the queuing process.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). Allan Mishan, CIBC World Markets.

Allan Mishan - CIBC World Markets - Analyst

Nice job. Kambiz, if you could just give a bit more granularity regarding the guidance and the push-outs that you saw. Were they primarily in the telecom arena like some of your competitors have indicated? Or have you seen this in enterprise and wireless and storage as well?

If you could actually give guidance by business unit, that would be even better.

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Nov. 09. 2006 / 2:00PM PT, AMCC - Q2 2007 Applied Micro Circuits Corporation Earnings Conference Call

Kambiz Hooshmand - Applied Micro Circuits Corporation - President, CEO and Director

Sure. First of all, our storage business is not really driven by backlog. Therefore, the concept of the push-out does not apply there.

Secondly, in terms of where we see the push outs — mostly is not completely in telecom. There is definitely some telecom consolidation that is going on at the equipment provider level, that is slowing down demand in the short-term. Although, obviously, the carrier demand is not going to change that much. But because of the suppliers consolidating, there is short-term impact to the demand.

So it is mostly on the telecom side if not completely on the telecom side.

Allan Mishan - CIBC World Markets - Analyst

And can you expand a little bit on the growth that you saw in the very high-speed transport products? Is that specific to products going to volume in the 10 gig space, or was it increased demand? What do you see there?

Kambiz Hooshmand - Applied Micro Circuits Corporation - President, CEO and Director

Well I think at a macro level, what has been happening since 2001 is Internet bandwidth has been growing at 50% to 100% every year despite the significant slowdown that we had in technology. And for a long period of time the carriers of the telecom providers stayed away from upgrading their networks so they began to run their networks at very high utilization. But sometime in 2005 they began to then change that policy and began to invest in the optical and transport networks. And so we are the beneficiary of that because our designs in terms of Ethernet over SONET and in terms of forward error correction device, which are really noise cancellation devices, and in terms of SONET devices — are all in tier 1 providers; in every tier 1 provider, we have significant presence. We are a beneficiary of that. And what we saw is growth in all parts of our product lines, particularly at the high end, at the high speed. So it is things like OC-192, 10 gig, OC-48, all the different speeds are growing. In particular, two devices that have continued to grow for us are Ethernet over SONET mappers and our FEC forward error correction or noise cancellation devices.

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FINAL TRANSCRIPT

Nov. 09. 2006 / 2:00PM PT, AMCC - Q2 2007 Applied Micro Circuits Corporation Earnings Conference Call

Allan Mishan - CIBC World Markets - Analyst

And for the December quarter, what is your expectation for revenue for Quake?

Kambiz Hooshmand - Applied Micro Circuits Corporation - President, CEO and Director

We have not provided specific guidance on that. I am going to turn it over to you, Bob.

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

We actually gave guidance before, what we tell people it would be around $2 million in September, and then grow over the following two quarters to something that would be approaching $6 million. And we would say that Quake is tracking to that or better.

Allan Mishan - CIBC World Markets - Analyst

And then one last question is — have you guys given any thought to a reverse stock split? Have there been any discussions with the Board about that? What are your thoughts there?

Kambiz Hooshmand - Applied Micro Circuits Corporation - President, CEO and Director

I’m going to let Bob take that one as well. Bob?

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

So we are having discussions with our Board. But we have not reached any conclusion nor do we have an approval. But even if the Board did agree, this is something that would have to go to the shareholders for approval. And obviously that can’t occur until after this investigation is completed. So at a minimum, it is a little bit of a ways off.

Operator

Seogju Lee, Goldman Sachs.

Seogju Lee - Goldman Sachs - Analyst

Kambiz, just in terms of the guidance, are you talking about, or are you providing any sort of what the turns requirement might be for that?

Kambiz Hooshmand - Applied Micro Circuits Corporation - President, CEO and Director

No. We have not done that now for quite some time. Certainly, since I came onboard we have not provided backlog information because it is misleading in terms of sometimes a large backlog can be looked upon as a great quarter is ahead, but that is not necessarily true because of push-outs and order changes that occur. So no, we haven’t provided any sort of turns numbers for quite some time now.

Seogju Lee - Goldman Sachs - Analyst

Can you talk about your visibility a little bit? Because your guidance range now is a little bit wider than you had previously thought about. It is only 1 percentage point. But just if you could talk about the visibility and what could drive upside/downside to that, that would be great. Thanks.

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FINAL TRANSCRIPT

Nov. 09. 2006 / 2:00PM PT, AMCC - Q2 2007 Applied Micro Circuits Corporation Earnings Conference Call

Kambiz Hooshmand - Applied Micro Circuits Corporation - President, CEO and Director

Sure. I will let Bob actually provide you more color on that. Go ahead, Bob.

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

So I mean I think you have to take some solace from the fact that for six straight quarters what we have guided you guys to in this call we have delivered. If there is a little bit of an expansion in the range here, it is only because I think we are in a little bit of unchartered area here where the push-outs and some of the other things are a little bit new to us. And it is hard to predict exactly when that will stop, so to speak.

Seogju Lee - Goldman Sachs - Analyst

And then just last question — in terms of the push-outs and the correction that you are seeing here, Kambiz or Bob, do you think it is purely an inventory correction? Or do you think there is a demand component of it? Obviously, Cisco last night was pretty good. And I know the exposure there and market overlap — there’s some but not completely. But if you could just elaborate, what your thoughts on the market conditions are, that would be great. Thanks.

Kambiz Hooshmand - Applied Micro Circuits Corporation - President, CEO and Director

Sure. So definitely part of the push-out is inventory correction. It’s hard for us to put an exact percentage to it. But we think it is a significant portion of it. A portion of it has to do with certain telecom-related mergers that are happening. And therefore the slowdown that occurs as the result of people moving their logistics or rationalizing their logistics in that process when they merge two large companies together.

A portion of it may be related to end demand in telecom, in particular in Asia. Too early for us to tell but that might be a portion of it. But right now I would say, I stated it in the correct order in terms of the way we see it. Putting exact percentages to it is not an exact science.

Operator

(OPERATOR INSTRUCTIONS). Chris Zeff, SAC Capital.

Chris Zeff - SAC Capital - Analyst

Two questions. First on the PowerPC business, can you give us an estimate in terms of what your current revenue market share is? And given your accelerating design wins that you talked about, and that market share is higher than your revenue share, roughly just ballpark, how much share do you think you can gain in this market over the next year or so?

Kambiz Hooshmand - Applied Micro Circuits Corporation - President, CEO and Director

Chris, thanks for the question; I think that is a great question. We are having significant success in the PowerPC market. As you know, the market share numbers don’t come out in a timely fashion. Unfortunately they usually appear several months after the previous year is finished. So there’s obviously no data, official data, anyway, available for 2006.

For 2005, our market share in the comm processor market, which is a significant portion of what we participate in, actually grew from 5% — approximately 5% — to 8%. So we had a 3% market share gain in 2005. Approximately we grew that segment of our revenues in this calendar 2005 because market share numbers come out that way. We grew our revenues approximately 50% year-over-year while the market grew in single digits — in mid single digits. So we gained about 3% market share.

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Nov. 09. 2006 / 2:00PM PT, AMCC - Q2 2007 Applied Micro Circuits Corporation Earnings Conference Call

My expectation would be that we would have a similar type of market share gain in 2006. Obviously, too early; 2006 is not finished yet; the data would not be available. But it is certainly something that is achievable. And our design win rate and the manner in which these designs are ramping up seems to predict that we will probably gain another 3% market share in 2006 relative to 2005.

Chris Zeff - SAC Capital - Analyst

And then on the transport side of the house, can you talk about success in terms of design wins and how we should expect over the next year or so that revenue to ramp from [any new] products?

Kambiz Hooshmand - Applied Micro Circuits Corporation - President, CEO and Director

In terms of transport on the SONET side of business, we have grown market share again between 2004 and 2005. We grew about 3% there too, actually. And I would expect in 2006 to gain some market share. Again, the data there is not available yet. In terms of — and when we say SONET, in this case, because the analyst would not break it down into individual buckets, it includes the FEC device — the forward error correction device, the framer devices. As well it includes the Ethernet over SONET devices. So as a whole category, we’ve probably gained about 3% share in 2005. And I would expect to gain approximately the same in 2006, pending the numbers that will come out probably some time in April of next year.

Then in terms of Ethernet through the acquisition of Quake, 10 Gig ethernet in particular, we have something like 65% market share in what is a nascent market. And we think that we are going to continue to enjoy very high market share in that market even as it grows quite high. So those are the numbers that I can provide you for now, and obviously the new numbers will come out some time around April timeframe.

Chris Zeff - SAC Capital - Analyst

And then finally, looking at other fabless semiconductor companies with similar gross margins, some of much higher operating margins than even your 20/20 pretax margin target, is there anything structurally over the longer-term that will prevent you from doing better than that?

Kambiz Hooshmand - Applied Micro Circuits Corporation - President, CEO and Director

No, I think that as we cross one milestone, we will create for ourselves new milestones. But clearly we wanted to establish credibility as a management team, both internally and with our investors and external community, that we are going to execute to this plan. And then after that, there’s no reason why we can’t continue to move up.

And I think that an additional comment I would piggyback on your comment is that for a company that has approximately 60% gross margin with the kind of improvements that we have made in our operating margin, we are clearly not getting the multiples that some of our peers get.

Operator

(OPERATOR INSTRUCTIONS). Harlan Sur, Morgan Stanley.

Harlan Sur - Morgan Stanley Dean Witter - Analyst

A question as it relates to the push-outs. Is the Company continuing to see push-outs here, even in November? Just maybe directionally, October versus November — is that — are the level of push-outs increasing, staying stable, decreasing? Maybe you can give us a sense of what is going on there.

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FINAL TRANSCRIPT

Nov. 09. 2006 / 2:00PM PT, AMCC - Q2 2007 Applied Micro Circuits Corporation Earnings Conference Call

Kambiz Hooshmand - Applied Micro Circuits Corporation - President, CEO and Director

We definitely don’t see a pattern. I would say that part of our cautiousness is also around our peers and our competitors announcing sequentially down quarters. So that is part of the cautiousness. But we don’t certainly see a pattern where these push-outs are continuing.

Harlan Sur - Morgan Stanley Dean Witter - Analyst

And right now it is basically push-outs? You are not seeing any cancellations?

Kambiz Hooshmand - Applied Micro Circuits Corporation - President, CEO and Director

We are not seeing any cancellations here.

Harlan Sur - Morgan Stanley Dean Witter - Analyst

And then Kambiz, as it relates to your storage business in the December quarter, do you expect that business to grow sequentially?

Kambiz Hooshmand - Applied Micro Circuits Corporation - President, CEO and Director

We don’t typically provide guidance business by business. But we are actually very optimistic about our business in the storage area for several reasons. One, I think the enterprise market and by extension, the storage market, is strong. That’s my own personal prediction. And secondly, we have introduced two new products this quarter, both of which should drive nice revenues for us. So yes, we would expect that business to grow.

Harlan Sur - Morgan Stanley Dean Witter - Analyst

And then one last question, again, as it relates to the storage market but more towards your PowerPC business, because I know that although it’s probably a smaller part of your PowerPC business, I know you guys have been gaining some traction in the enterprise storage space. So just wondering if you can give us an update on the design win traction there?

Kambiz Hooshmand - Applied Micro Circuits Corporation - President, CEO and Director

The market you’re talking about is sometimes in technical terms referred to as IOP, I/O processor. It is a market today that is dominated by the IXP architecture from Intel. And dominate means that they essentially own this market. It is around $250 million market for external storage and when you add internal, it is approximately a $300 million market. Our market share in 2005 there was almost not measurable, how small it was. We expect to have gained several points of market share in 2006. And our design win rate is so strong that we would expect significant growth in this market. We are winning a lot of accounts. And so I would expect this area to ramp up for us very nicely.

And it’s an area that is very much in our focus and an area where we benefit from the knowledge that our 3ware acquisition brings into the Company and we are integrating that knowledge and the RAID storage switch technology that 3ware brought into the Company. And we are aggregating that into our PowerPC technologies. And the traction has just been fantastic and we are very excited by that.

Operator

Chris Zeff, SAC Capital.

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FINAL TRANSCRIPT

Nov. 09. 2006 / 2:00PM PT, AMCC - Q2 2007 Applied Micro Circuits Corporation Earnings Conference Call

Chris Zeff - SAC Capital - Analyst

One follow-up is — on the design wins that you’ve been talking about today, are you gaining share at existing customers? Or are you expanding your customer base with some of these design wins?

Kambiz Hooshmand - Applied Micro Circuits Corporation - President, CEO and Director

I would say it is both really. We are gaining share at existing customers through new designs that come up. And we go up against the big names and we win. We are also expanding the number of customers that we have, in particular what we sometimes refer to as Tier 2, Tier 3 customers; they are less than big names. That area for us, the number of design wins is growing very nicely as well through the distribution channel and the work that the distributors do for us.

Operator

Harlan Sur, Morgan Stanley.

Harlan Sur - Morgan Stanley Dean Witter - Analyst

Kambiz, as it relates to the storage business, just one last question here. Sounds like you guys are doing quite well in the SATA based market. Just wondering what the roadmap looks like from a SAS perspective?

Kambiz Hooshmand - Applied Micro Circuits Corporation - President, CEO and Director

Our SAS product should be ready by mid-year 2007. We have been pretty public about that. And we think it will be a very strong product, building on the legacy of the SATA success that we’ve had so far. And we think the timing will be very good because there are SAS products out there today in what I call experimental phase, where there’s a lot of interoperability going on. I think the volume market will hit in the latter part of 2007. And we will be ready for that.

And we have demonstrated a number of times that we can come into the market with the product just when the volume is ready to take off and really take some significant market share. We shared with you on the conference call that we are number one in the channel — 1.5 times more units than Adaptec, and 4 times more units then LSI. So we are doing pretty well.

Operator

Seogju Lee, Goldman Sachs.

Seogju Lee - Goldman Sachs - Analyst

Kambiz, just as we look at your prospects as we head into calendar 2007, just any preliminary thoughts about the opportunities in your traditional telecom business, both the core as well as what you have been branching out into more on the access as well as the metro side?

Kambiz Hooshmand - Applied Micro Circuits Corporation - President, CEO and Director

We think that we are in a period where the overall envelope of spending on telecom infrastructure related to packet technologies is growing quite nicely. So let me caveat that at the expense of giving you a long answer.

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FINAL TRANSCRIPT

Nov. 09. 2006 / 2:00PM PT, AMCC - Q2 2007 Applied Micro Circuits Corporation Earnings Conference Call

CapEx is a very complex topic relative to telecom infrastructure, and it involves a number of components. First of all, one half of it, approximately one half of it is related to labor costs that the telecom providers capitalize. So that you have to take out, because obviously we’re not in that business — we’re not in the service business. The other half is the equipment. And that half has been growing actually in single digits. But if you further subdivide that half into the half that — into the portion that is focused on IP Ethernet and packet technology, that area is growing in the 15% to 20% range. And in fact, yesterday, as part of Cisco’s announcement, they announced that their routing technology has grown 13% year-over-year. So we think that the area of the CapEx that we’re focused on is in for a long haul growth, long haul meaning three to five years, as far out as we can see, of 15 to 20 years. So we are positioned pretty well in transport products and even processors, communication processors that go into telecom infrastructure.

Operator

And at this time, we have no more questions left in the queue. Mr. Dawson, I would like to turn the conference back to you for concluding remarks.

Scott Dawson - Applied Micro Circuits Corporation - IR

Thank you, operator. We would like to thank all of you for your participation today. There will be an audio replay of this call available in the Investor Relations section of our Web site. You can also access the audio replay of this conference by calling 719-457-0820 and entering the reservation number 420-7717. Please feel free to call me if you have any additional questions. And again, thank you for your participation on the call today and have a nice evening.

Operator

And this concludes today’s conference. Thank you for participating, and you may now disconnect your phone lines.

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